Exhibit 3.1

ROSS MILLER
Secretary of State
254 Norht Carson Street, Ste 1
Carson City, Nevada 89701-4299
(776) 684 5708
Website: www.nvsos.gov


     Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

 Bio-Clean, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3. "This Corporation is authorized to issue two classes of stock with a total of One Billion Five Hundred Million (1,500,000,000) shares, One Billion Four Hundred Million (1,400,000,000) of which are shares of common stock, $0.00001 par value per share, and One Hundred Million (100,000,000) of which are shares of preferred stock, $0.00001 par value per share, with 5,000,000 shares of preferred stock having previously been designated as Series A, 250,000 shares of preferred stock having previously been designated as Series B and 80,000 shares of preferred stock having previously been designated as Series C. [Continued on Attachment Page]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 71%

4. Effective date of filing (optional): 10/8/10 (must be no later than 90 days after the certificate is filed)


5. Officer Signature (Required)  /s/ E. G. Marchi
                                ------------------------------
* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Attachment Page
Certificate of Amendment to Articles of Incorporation
Bio-Clean, Inc.


     The Board of Directors may designate one or more other series of such Preferred Shares and shall establish the rights, restrictions, preferences and privileges for such Preferred Shares from time-to-time by duly authorized resolution.

     Section 1, Capital Stock, of the Additional Articles of Incorporation of the Corporation is hereby deleted in its entirety."